Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of July 13, 2016, between BLUEGENTECH, LLC an Ohio limited liability company (“Employer” or “Company”), with its principle place of business at 1130 South 3800 West, Suite 200, Salt Lake City, Utah 84104, and Trevor Milton (“Employee”).

1.                                      Employment.  The Company hereby employs Employee with the duties and responsibilities of Chief Executive Officer and President at the Company.  Employee accepts such employment and agrees to devote all of Employee’s business time and attention exclusively to the business of the Company and to perform assigned duties to the best of Employee’s ability.  For purposes of this Agreement, Employee’s “Date of Hire” is defined as January 1, 2012.  Employee shall not be entitled to back pay that has not been paid as of the date of this Agreement.

2.                                      Term of Employment.  This Agreement shall become effective immediately and shall remain in full force and effect until terminated by Employee or 7 years after the execution of Agreement, provided however that the provisions and covenants set forth in paragraphs 8, 9, 10, 11 and 12 shall survive the termination of this Agreement.

3.                                      Compensation.  During the term hereof, the Company agrees to pay Employee pursuant to Exhibit A attached hereto.  Employee agrees and acknowledges that compensation is of a confidential nature and disclosure to other employees is subject to disciplinary action, up to and including termination.

4.                                      Business Expenses.  During the term hereof, the Company shall reimburse Employee for reasonable, ordinary, and necessary out of pocket expenses for business travel or other relevant business expenses incurred by Employee in discharge of Employee’s duties after submittal of itemized receipts.

5.                                      Unlawful Conduct.  In performing duties hereunder, Employee shall not engage in any unlawful conduct or activity.  Furthermore, Employee shall at all times comply fully with all applicable laws, ordinances, statutes and governmental rules and regulations.

6.                                      No Misrepresentations.  Employee shall make no misrepresentations or misstatements of fact intentionally or negligently to any current, future or prospective customer, client or other party, and/or to any agent or representative thereof or therefor.  No agreements shall be made by Employee with any other persons not associated with the Company, without the prior written consent of the Board of Managers.

7.                                      Restrictive Covenants.  The parties recognize that the services to be rendered under this Agreement by Employee are special, unique, and of an extraordinary character.  Employee, in consideration of employment of Employee by the Company, the compensation to be paid to Employee, and any other benefits that may be received by Employee pursuant to this Agreement, expressly covenants and agrees, during the term of Employee’s employment, starting from the Date of Hire defined in Paragraph 1, and for a period of one (1) year after termination of employment to not, either directly or indirectly:

(a)                                 either as principal, agent, employee, employer, stockholder (except as a stockholder in any publicly-held companies whose shares are traded on a national stock exchange), co-partner, or in any other individual or representative capacity whatsoever, engage, directly or indirectly own, manage, operate, control, aid, or assist another in the operation, organization, or promotion of, be employed by, participate in, advise, or engage in any manner with the ownership, management, operation, or control of any business that directly competes with the Company;

(b)                                 induce or attempt to influence any Customer of the Company to terminate, withdraw, or curtail its business relationship with the Company;

(c)                                  induce or attempt to influence any employee of the Company to terminate his or her employment with the Company;

(d)                                 request or advise any present or future actual or prospective supply resource or service resource of the Company to refrain from, withdraw, curtail, or cancel the furnishing or sale of merchandise, supplies, or services to the Company; and

(e)                                  use any corporate fictitious or trade name now being or hereafter used by the Company or use any confusingly similar name.

For purposes of this Agreement, “Customer of the Company” shall mean any person or entity for which the Company has provided a service or sold a product or might reasonably be expected to do so in the future as a result, for example and not by way of limitation, of a written solicitation to such person or entity, the entry of negotiations with such person or entity or the Company’s participation at trade shows and other similar events. “Competitor of the Company” shall mean any person or entity that engages in the same business as the Company.

The parties acknowledge that Employee holds an interest in other companies that do not directly compete with the Company, namely dHybrid Systems, LLC, dHybrid, Inc. and Lexon, Inc.  For sake of clarity, the parties agree that Employee’s ownership interest in these companies does not constitute a violation of this paragraph 7 or a breach of this Agreement.

The parties hereto acknowledge that there are no geographic restrictions placed on Employee hereunder and Employee may, after leaving the Company’s employment hereunder, work in any location Employee wishes, provided Employee complies with, and adheres to, all of the covenants set forth in this paragraph 7.

8.                                      Definitions.  In this Agreement, when used with initial capital letters, the following terms shall have the following definitions:

8.1                               Technology.  “Technology” means any invention, creation, discovery, technology, product, device, equipment, design, process, method, idea, know-how, research, work product quality control, computer program, source code, object code, algorithm, software, article of manufacture, improvement, work of authorship, data or database, and the like, but specifically excludes Employee’s prior general knowledge, experience, education and skills of a non-proprietary nature.

8.2                               Intellectual Property.  “Intellectual Property” means any and all Employer patents, trade secrets, know-how, proprietary information, suppliers, vendors, Technology, Confidential Information, ideas, copyrights, trademarks, and service marks, and any and all rights, applications and registrations relating to the same.

8.3                               Employee Invention.  “Employee Invention” means any Technology, or part thereof, that was conceived, developed, reduced to practice, or created by the Employee:

(a)                                 within the scope of his/her employment with the Company from the Date of Hire or while an employee of Worthington Industries doing work for the benefit of Bluegentech, LLC; or

(b)                                 with the aid, assistance or use of any of Employer’s property, equipment, facilities, supplies, resources, Confidential Information, or Intellectual Property;

(c)                                  the result of any work, services or duties performed by Employee for Employer.

8.4                               Exclusions to Employee Invention.  No right or Intellectual Property in or to an invention of Employee shall be deemed an Employee Invention if it was:

(a)                                 created by Employee entirely without using any Employer resources or Employer Confidential Information;

(b)                                 comprised of or based upon information that is publicly known or available; or

(c)                                  was created by the Employee prior to his employment with the Employee and was disclosed to the Employer and, if any, is listed on Schedule B, attached hereto.

8.5                               Confidential Information.  “Confidential Information” means any and all Employer Technology, Employee Inventions, Employer Intellectual Property, daily work logs, data, formulas, formulations, information, technology, systems, know-how, process, process parameters, methods, practices, designs, fabrication technique, technical plans, compilations, creations, concepts, ideas, techniques, intellectual properties, specification, documentation, customer and supplier lists, manuals, contracts, business plans, marketing plans, financial information, business procedures, business operations and data, financial plans and data, marketing plans and data, research and development plans and data, forecasts, and the like, whether disclosed in writing, orally, or in any other form, tangible or intangible, whether or not designated or marked “CONFIDENTIAL.”

9.                                      Assignment.  Employee agrees to assign, and does hereby assign, convey and transfer to Employer all of his rights, title and interests in and to all Employer Inventions, together with all Intellectual Property relating thereto, free of any restriction, limitation or encumbrance of any kind, which assignment and transfer shall be broadly and liberally construed in favor of Employer.  Without limiting the generality of the foregoing assignment, Employer shall have the absolute and exclusive rights to use Employee Inventions and related Intellectual Property to expand, improve, modify and further develop the same, to sell, license, sub-license, and otherwise exploit, commercialize, sell and market the same, to authorize others to do so, and to exercise all other rights in and to Employee Inventions and related Intellectual Property.  The assignments) made under this paragraph are not in any way limited by time, geography or otherwise.  In undertaking any or all of the foregoing activities, the Employer shall have no obligation to credit or otherwise acknowledge Employee or Employee’s contributions, except as required by law.  Employee shall, on a continuing basis, promptly and fully disclose to Employer (in writing) any and all Technology in which Employee has any right, title or interest or which is otherwise subject to assignment this paragraph 9, and which is necessary for, embedded in or otherwise used in the projects or related products or services.  Employee shall render all reasonable or necessary assistance requested by Employer to designate, protect, enforce and/or enhance all rights in such Technology for Employer’s benefit.  Such assistance shall include, without limitation, the completion of any assignment, application, oath, affidavit, declaration, petition or other instrument requested by Employer to effectuate the intent of this Agreement.  Employee shall fully cooperate with and assist all members of Employee’s projects team towards the successful and timely completion of the projects and the research, development and assembly of the pertinent products, services and Technology.  To the extent that any such assistance by Employee (specifically excluding the review and examination of documents) is rendered after termination of Employee’s employment with Employer and requires an amount of Employee’s time, Employer shall reasonably compensate Employee for any such additional work; provided, however, that Employee shall have no duty to assist Employer with any research and/or development work needed to finish the projects after his termination.

10.                               Proprietary Rights.  Employer’s Intellectual Property is proprietary to Employer, and title to all of it remains in Employer.  All related rights in the Technology and updates thereof, including but not limited to the Intellectual Property, shall be and will remain the property of Employer.  As a work for hire, Employee shall have no right, title, or interest in such Intellectual Property.

11.                               Intellectual Property.  Employee covenants that Employer is the exclusive owner or exclusive licensee of the Confidential Information.  In addition, any Intellectual Property, modifications, adoptions, utilization, designs, or inventions based upon or arising from the Confidential Information which is made by Employee shall remain Employer’s sole property.  Employee shall acknowledge, and deliver any and all documents, and shall perform any and all acts which shall be reasonably required in order for Employer to establish ownership of the Confidential Information.

12.                               Non-Disclosure of Confidential Information.  Employee agrees that disclosure by Employer of any Confidential Information whether written, oral or in machine readable form, is made in the strictest confidence and that:

(a)                                 Employee shall at all times use all necessary efforts to maintain the Confidential Information as confidential and secret;

(b)                                 Employee shall take all appropriate action with respect to use, copying protection and integrity of Confidential Information to preserve confidentiality of the Confidential Information.  Employee shall not at any time print or copy, in whole or in part, any documents or magnetic media containing any Confidential Information without the prior written consent of Employer;

(c)                                  Employee shall not without the prior written consent of Employer, disclose any Confidential Information to any third party;

(d)                                 Employee shall not use, sell, or otherwise exploit any Confidential Information directly or indirectly or allow any other party to interfere with any patent or copyright application which Employer has filed or may filed with respect to the Confidential Information, and shall not use any Confidential Information to amend any claim, any pending patent or copyright application to expand the claim to read on, cover, or dominate any intellectual property, whether or not patentable or copyrightable, disclosed in the Confidential Information; and

(e)                                  The Confidential Information shall remain the property of Employer.  Nothing contained herein shall grant any party other than Employer any rights in the Confidential Information.

13.                               Notices.  Either party shall be entitled to give any notice(s) called for hereunder to the other party at the last address made known by the parties to each other by sending such notice in writing by United States mail, postage prepaid.  Until notice to the contrary is received, the addresses of the parties as shown herein below shall be deemed to be the correct addresses for notice.

The addresses to which notices shall be delivered are as follows:

If delivered to Employer:	If delivered to Employee:
Bluegentech, LLC
1130 South 3800 West
Suite 200
Salt Lake City, UT 84104

14.                               Binding Nature of Agreement; Assignment and Nominee.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.  Employee acknowledges that the services to be rendered by Employee pursuant to this Agreement are unique and personal.  Accordingly, Employee may not assign or transfer (whether voluntary or by operation of law) any of Employee’s rights or obligations under this Agreement without the prior written consent of the Company.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement or to any persons other than the parties to it and their successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person or any party to this Agreement except as previously provided herein, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

15.                               Termination.  Upon termination of its relationship with Employer or upon request by Employer, Employee shall promptly return to Employer all materials containing Confidential Information (specifically any and all Employee Inventions and Employer Intellectual Property and

Technology), including, without limitation any extracts, computer files, hardware, software, data links, keys, dongles, analysis, derivatives of the Confidential Information, if any, given to or in the possession of Employee, on Employee’s laptop or otherwise.  Furthermore, upon termination of Employee’s employment with the Employer, Employee shall not retain copies, electronic or otherwise of any Confidential Information.  Subject to the terms of this Agreement, Employee’s Assignment of Invention, covenants of Non-Disclosure of Confidential Information, Not-to-Compete, Non-Solicitation of Employees, and Disparagement shall survive the termination of this Agreement.

16.                               Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Utah.

17.                               Entire Agreement.  This Agreement together with any attachment hereto contains the entire Agreement between the parties and may not be modified except by an Agreement in writing signed by the parties hereto.  This Agreement supersedes any other employment agreement that may exist between Employee and the Company.

18.                               Remedies.  Employer and Employee agree that should Employee violate the Agreement, that Employer will suffer irreparable harm, which in addition to other remedies at law, would entitle Employer to seek injunctive relief and other equitable remedies against Employee.

19.                               Severability and Effectiveness.  If any provision herein is declared invalid by a court of competent jurisdiction, the portion of this Agreement not declared invalid shall remain in full force and effect.

20.                               Time Periods of Restrictions.  It is agreed by the parties that the time periods of the restrictions set forth in the Agreement shall be extended by any time period during which it has been judicially determined that Employee has violated the terms and conditions of any provision of the Agreement.

21.                               Attorneys’ Fees.  If either party brings an action to enforce or construe the terms of this Agreement, the prevailing party shall be entitled to its attorneys’ fees and other costs incurred in connection with such proceeding.

22.                               Other Existing Employment Contracts.  The obligations of the Company under this Agreement are contingent on there being in effect no other agreements which prohibit or restrict Employee from working with or for the Company, and Employee represents and warrants that no such agreements are in force or effect.

23.                               Titles Not to Affect Interpretation.  The titles of paragraphs contained in this Agreement are for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in construction or interpretation hereof.

24.                               Indulgences Not Waivers.  Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such rights, remedy, power, or privilege with respect to any other occurrence.

25.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYER:	EMPLOYEE:

Bluegentech, LLC

/s/ Britton Worthen	/s/ Trevor Milton
TREVOR MILTON
By: Britton Worthen
Its: General Counsel